Exhibit 99.1

FOR IMMEDIATE RELEASE

January 19, 2005

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Finishes Year With Record Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 117-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings of $7.3 million for the quarter ended December 31, 2004, a 17% increase over the same period in 2003, and a 4% increase compared to the third quarter of 2004 (“linked quarter basis”). The Company earned $1.01 per diluted share for the quarter, up 14% from the same period in 2003, and up 3% on a linked quarter basis. The Company’s results of $1.01 per diluted share exceeded average analyst expectations for the quarter by $0.01 per share.

For the year ended December 31, 2004, the Company reported net income of $27.3 million, up 16% compared to the year ended December 31, 2003. Fully diluted earnings per share (“EPS”) for 2004 were $3.76, up 10% compared to 2003.

Total assets climbed $34 million, or nearly 1.4% compared to September 30, 2004, and $333 million, or 16% compared to December 31, 2003. Total deposits increased $8 million, or less than 1% since September 30, 2004, and increased $184 million, or 12% compared to one year ago. Total shareholders’ equity increased $7 million, or 3% compared to September 30, 2004, and increased $25 million, or 13% compared to one year ago. At December 31, 2004 the Company’s equity-to-assets ratio was 8.99%, compared to 8.84% at September 30, 2004 and 9.22% one year ago. Book value per share at December 31, 2004 was $32.03, up 3% compared to $31.12 per share at September 30, 2004, and an increase of 9% compared to one year ago. Similarly, tangible book value per share increased 5% and 11%, respectively, over the same periods.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “I am very pleased with the progress we have made integrating our Alliance Bank acquisition in Baton Rouge, expanding our full service operations in Shreveport, and continuing our growth in New Orleans, Monroe and Acadiana.” Byrd continued, “Once again our team has delivered outstanding results for our shareholders and clients.”

Additional Highlights For The Quarter And Year Ended December 31, 2004

•	On a linked quarter basis, tax-equivalent net interest margin was 3.54%, down four basis points, the yield on average earning assets improved seven basis points and interest-bearing liability costs increased 14 basis points.

•	For the fourth quarter of 2004, return on average assets (“ROA”) was 1.19%, return on average equity (“ROE”) was 13.36% and return on average tangible equity was 19.84%.

•	Asset quality remained outstanding at year end. Nonperforming assets (“NPAs”) declined both in absolute terms as well as a percentage of total assets. NPAs as a percentage of total assets were 0.25% at year-end 2004, compared to 0.26% at September 30, 2004 and 0.34% one year ago. At December 31, 2004, coverage ratios of nonperforming loans and nonperforming assets were 355% and 327%, respectively. During the fourth quarter of 2004, the provision for loan losses covered net charge-offs by 1.2 times.

•	During the fourth quarter of 2004, the Company charged off a commercial credit totaling approximately $0.6 million. The negative earnings impact associated with the resolution of this credit was offset by two factors. First, the Company recorded a gain of $0.3 million associated with an investment security trade that is expected to have no marginal earnings impact in the future. Second, the executive management team elected to forgo their annual bonus for the year just completed.

•	Shareholders’ equity increased nearly $7 million during the quarter. Tier 1 leverage ratio was 7.63% at December 31, 2004, up 13 basis points compared to 7.50% at September 30, 2004 and one year ago. At September 30, 2004, the Company’s Tier 1 risk-based capital ratio was 11.00% and total risk-based capital ratio was 12.25%.

•	On December 21, 2004, the Company declared a quarterly cash dividend of $0.28 per share, an increase of 17% compared to the same quarter last year. Over the last ten quarters, the Company increased the quarterly cash dividend by over 50%. The dividend payout ratio was 26.1% in the fourth quarter of 2004, compared to 27.1% in the third quarter of 2004 and 25.7% one year ago.

•	To date, approximately 58,000 shares have been acquired under the 175,000-share program announced on June 25, 2004 at an average cost of $55.38 per share. During the fourth quarter of 2004, the Company purchased 5,200 shares at an average cost of $58.41 per share.

•	The Company issued $10 million in trust preferred securities on September 20, 2004. The trust preferred securities were issued at a 200 basis point spread to 3-month LIBOR swapped to yield 5.97% for five years. The marginal impact on the earnings of the Company associated with this issuance was approximately $0.1 million before tax in the fourth quarter of 2004, or nearly $0.01 per share, when compared to average overnight funding costs.

•	On September 29, 2004, the Company announced its agreement to acquire American Horizons Bancorp, Inc. (“American Horizons”), the parent company for American Horizons Bank in Monroe, Louisiana. At December 31, 2004, American Horizons had $251 million in total assets, $193 million in deposits, and $23 million in shareholders’ equity. Shareholders of American Horizons overwhelmingly approved the acquisition on January 18, 2005. The Company received the approval of the Federal Reserve and anticipates consummating the acquisition on January 31, 2005.

•	Exclusive of one-time merger related costs, the American Horizons transaction is estimated to have no material impact on earnings per share of the Company in 2005. The Company currently estimates a one-time merger-related charge of approximately $0.9 million to be incurred in the first quarter of 2005. This merger-related charge is associated with lease termination costs, employee severance, and other one-time costs.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “We are excited to be bringing together two wonderful bank franchises, creating one of the most convenient bank distribution systems in northeast Louisiana. Both companies are very client and shareholder focused. We anticipate a very smooth transition.”

Loans And Deposits

Total loans grew $51 million, or 3%, between September 30, 2004 and December 31, 2004, and up 17% from one year ago. Commercial loans accounted for nearly all of the loan growth during the fourth quarter of 2004. Indirect automobile loans declined $6 million, or 3%, between September 30, 2004 and December 31, 2004, offsetting growth of similar amount in private banking mortgages. The average yield on loans increased seven basis points between the third and fourth quarters of 2004 as average loan volume climbed $61 million, or 4%. During this period, average commercial and consumer loan yields climbed 14 and 12 basis points, respectively, while average mortgage yields declined five basis points.

The volume of mortgage loan originations totaled $53 million in each the third and fourth quarters of 2004. The pipeline of mortgage loans in process at December 31, 2004 was $41 million, compared to $57 million at September 30, 2004. During the quarter, the Company sold into the secondary market $13 million in residential mortgage loans recently released from construction that were held in the loan portfolio, compared to $16 million in the third quarter of 2004. These loan sales were part of the Company’s stated plans to sell into the secondary market recently originated, mortgage production, including mortgage loans coming out of construction.

The Company experienced modest deposit growth in the fourth quarter of 2004. Between September 30, 2004 and December 31, 2004, total deposits increased $8 million, or less than 1%. While noninterest-bearing deposits remained essentially stable on December 31, 2004 compared to September 30, 2004, this deposit category, on a quarterly average balance basis, increased $11 million in the fourth quarter of 2004, or 5%, compared to the third quarter of 2004. The Company’s cost of average interest-bearing deposits increased eight basis points on a linked quarter basis. The yield on average NOW accounts increased 12 basis points, and the yield on average CDs increased 10 basis points. Average interest-bearing deposits remained stable on a linked quarter basis.

Investment Portfolio And Funding

The investment portfolio totaled $567 million at year-end 2004, down $15 million or 3% compared to September 30, 2004. As a percentage of assets, the investment portfolio declined from 25% at June 30, 2004 to 24% at September 30, 2004 and to 23% at December 31, 2004. The yield on the investment portfolio improved three basis points on a linked quarter basis. Bond premium amortization was $0.6 million in the fourth quarter of 2004, compared to $0.7 million and $1.0 million in the third and second quarters of 2004, respectively. Given general mortgage refinancing levels and anticipated prepayment speeds, management estimates premium amortization in the first quarter of 2005 may be at levels similar to the fourth quarter of 2004.

The Company’s investment portfolio had a modified duration of 3.6 years at both December 31, 2004 and September 30, 2004. The Company’s investment portfolio has very limited extension risk. Based on modeling at December 31, 2004, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only an additional one year. At current projected speeds, the portfolio is expected to generate approximately $95 million in cash flow during 2005 and an additional $78 million in 2006. The portfolio had an unrealized gain of $2.1 million at December 31, 2004, compared to $2.9 million unrealized gain at September 30, 2004 and an unrealized loss of $7.2 million at June 30, 2004.

The Company executed on an opportunistic investment trade in early November, 2004. The Company bought and sold securities of nearly identical durations, weighted average lives, yields, and price change characteristics. The sale and purchase of these securities is expected to have no material impact on earnings of the Company going forward, and a gain of $0.3 million was recorded in the fourth quarter of 2004.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at December 31, 2004 indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to decrease net interest income over 12 months by only 0.2%. Similarly, a 100 basis point decrease in interest rates would benefit net interest income by 1.7%. The influence of a flattening yield curve, using the forward curve as a guide, has a negative impact on net interest income of 1.3%.

The Company’s ratio of loans to deposits increased significantly during the quarter as the Company experienced $51 million in loan growth funded in part with an $8 million increase in deposits since September 30, 2004. At December 31, 2004, the Company’s loan to deposit ratio was 93%, compared to 91% at September 30, 2004 and 89% one year ago. The Company has placed greater emphasis on deposit generation efforts for 2005.

Asset Quality

Asset quality statistics remained exceptional compared to historical and peer levels. The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $6.2 million at both September 30, 2004 and December 31, 2004, down 15% compared to one year ago. NPAs equated to 0.25% of total assets, compared to 0.26% at September 30, 2004, and 0.34% one year ago. The allowance for loan losses was 1.22% at year-end 2004, compared to 1.24% at September 30, 2004, and 1.29% one year ago. At the same period ends, the Company’s reserve coverage of NPAs was 327%, 320%, and 251%, respectively. Loans past due 30 days or more (including nonaccruing loans) represented 0.60% of total loans at December 31, 2004, compared to 0.64% of total loans at September 30, 2004, and 0.78% one year ago.

The ratio of net charge-offs to average loans was 0.29% in the fourth quarter of 2004, up 12 basis points compared to 0.17% in the third quarter of 2004. During the fourth quarter of 2004, the Company charged off a commercial credit in the Acadiana market totaling approximately $0.6 million. This problem credit is considered an isolated event and is not indicative of any portfolio concerns. On a pro forma basis excluding the problem credit, the ratio of net charge-offs to average loans would have been 0.14%. The Company’s provision for loan losses was $1.4 million in the fourth quarter compared to $0.9 million on a linked quarter basis. The provision covered net charge-offs 1.2 times in the fourth quarter of 2004, compared to 1.3 times in the third quarter of 2004.

Operating Results

Total tax-equivalent revenues increased $0.3 million, or 1%, on a linked quarter basis. Tax-equivalent net interest income increased $0.1 million between the two quarters, while average earning assets increased $43 million between quarters. Average loans grew $61 million during the quarter, while average investment securities declined $31 million. The Company’s tax-equivalent net interest margin declined four basis points from 3.58% in the third quarter of 2004 to 3.54% in the fourth quarter of 2004. On a linked quarter basis, the yield on earning assets improved seven basis points and the cost of interest-bearing liabilities increased 14 basis points.

Noninterest income in the fourth quarter increased $0.1 million, or 2% on a linked quarter basis. Mortgage loan gains totaled $0.7 million in the fourth quarter, compared to $0.6 million in both the second and third quarters of 2004. In the fourth quarter of 2004, the Company recorded gains on the sale of investments totaling $0.3 million, compared to no significant gains in the third quarter of 2004. Service charge income on deposit accounts declined $0.3 million, or 8%, on a linked quarter basis.

Expenses declined during the fourth quarter of 2004. Total noninterest expense decreased $0.8 million, or 6%, compared to the third quarter of 2004. Salaries and benefits declined $0.6 million, or 8% on a linked quarter basis. A portion of the decrease was a result of executive management’s decision to forego its annual bonus for the year just completed. This decision was based on management’s desire to fully address the aforementioned problem credit. Byrd stated, “We believe this decision to forgo our bonus exemplifies our continued commitment to, and alignment with, our shareholder base. We hold a fundamental belief that credit issues should be addressed with honesty and without hesitation. Simply put, we believe these actions were the right things to do.” The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) improved from 53.8% in the third quarter of 2004 to 50.3% in the fourth quarter of 2004.

Return on average assets was 1.19% for the fourth quarter of 2004, up two basis points compared to 1.17% for the third quarter. Return on average equity for the fourth quarter of 2004 was 13.36%, up two basis points compared to 13.34% on a linked quarter basis. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that historically completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. An alternative measure that the Company believes “levels the playing field” between purchase and pooling of interests accounting treatments is return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses. Return on average tangible equity was 19.84% in the fourth quarter of 2004, compared to 20.23%, 18.90% and 19.07% in the three prior quarters of 2004, respectively.

The 2004 EPS reported today was within the previously disclosed 2004 EPS comfort range presented on May 25, 2004 of $3.75 to $3.80 per fully diluted share. Management also confirmed today that, exclusive of one-time expenses associated with the acquisition of American Horizons and the impact of potential costs associated with expensing stock options, the 2005 EPS comfort range for the Company remains $4.05 to $4.15 per share. This EPS comfort range incorporates many assumptions. One fundamental assumption is the projected flattening of the yield curve in 2005 as presented in current forward interest rate curves. The range of $4.05 to $4.15 compares to a current average analyst estimate for 2005 of $4.12 per fully diluted share, or a 10% increase compared to the 2004 EPS results announced today.

Percentage Change in Year-End Stock Price Compared to Prior Year-End

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
IBERIABANK Corporation	+58.2%	+27.4%	+44.9%	+46.9%	+12.5%
Dow Jones Industrial Average	(6.2)%	(7.1)%	(16.8)%	+25.3%	+3.2%
S&P 500 Index	(10.1)%	(13.0)%	(23.4)%	+26.4%	+9.0%
Russell 2000 Index Fin. Services	+14.7%	+8.7%	(0.3)%	+35.0%	+17.3%
KBW Bank Index	+17.1%	(4.6)%	(13.0)%	+30.3%	+6.8%

The Company’s stock price has consistently outperformed broader market indices over the last five years. Based on a closing stock price on January 19, 2005 of $61.20 per share, the Company’s common stock traded at a price-to-earnings ratio of 14.9 times current average analyst estimates of $4.12 per fully diluted EPS for 2005, and 13.4 times average EPS estimates of $4.56 for 2006. In addition, the Company’s stock traded at 1.91 times December 31, 2004 book value per share of $32.03. On December 21, 2004, the Company declared a quarterly cash dividend of $0.28 per share, payable to shareholders of record as of December 31, 2004. This dividend level represented a 17% increase over the same period last year and equated to an annualized dividend rate of $1.12 per share and an indicated dividend yield of 1.83%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, January 20, 2005, beginning at 9:00 a.m. Central Time by dialing 1-866-205-3916. The confirmation code for the call is 765085. A replay of the call will be available until midnight Central Time on January 27, 2005 by dialing 1-800-475-6701. The confirmation code for the replay is 765085.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates 42 full service offices located in New Orleans, Baton Rouge, Shreveport, Monroe, and the Acadiana region of Louisiana. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $420 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2004	2003	% Change	2004	% Change
Income Data (in thousands):
Net Interest Income	$19,312	$17,956	8%	$19,231	0%
Net Interest Income (TE) (1)	20,091	18,647	8%	19,950	1%
Net Income	7,325	6,278	17%	7,036	4%

Per Share Data:
Net Income - Basic	$1.09	$0.96	14%	$1.05	4%
Net Income - Diluted	1.01	0.88	14%	0.97	3%

Book Value	32.03	29.28	9%	31.12	3%
Tangible Book Value (2)	22.09	19.86	11%	21.13	5%
Cash Dividends	0.28	0.24	17%	0.28	0%

Key Ratios: (3)
Return on Average Assets	1.19%	1.19%		1.17%
Return on Average Equity	13.36%	12.95%		13.34%
Return on Average Tangible Equity (2)	19.84%	19.86%		20.23%
Net Interest Margin (TE) (1)	3.54%	3.85%		3.58%
Efficiency Ratio	53.1%	55.5%		56.7%
Tangible Efficiency Ratio (TE) (1) (2)	50.3%	52.5%		53.8%
Average Loans to Average Deposits	91.4%	89.0%		88.5%
Nonperforming Assets to Total Assets (4)	0.25%	0.34%		0.26%
Allowance for Loan Losses to Loans	1.22%	1.29%		1.24%
Net Charge-offs to Average Loans	0.29%	0.23%		0.17%
Average Equity to Average Total Assets	8.92%	9.15%		8.76%
Tier 1 Leverage Ratio	7.63%	7.50%		7.50%
Dividend Payout Ratio	26.1%	25.7%		27.1%

Number of Shares Outstanding:
Basic Shares (Average)	6,687,650	6,536,879		6,688,470
Diluted Shares (Average)	7,281,996	7,130,108		7,231,401
Book Value Shares (Period End) (5)	6,874,119	6,664,498		6,862,754

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	December 31,			September 30, 2004
	2004	2003	% Change
ASSETS
Cash and Due From Banks	$33,927	$48,849	(30.5)%	$39,384
Interest-bearing Deposits in Banks	19,325	20,722	(6.7)%	13,719

Total Cash and Equivalents	53,252	69,571	(23.5)%	53,103
Investment Securities Available for Sale	526,933	426,130	23.7%	540,425
Investment Securities Held to Maturity	40,022	53,492	(25.2)%	41,756

Total Investment Securities	566,955	479,622	18.2%	582,181
Mortgage Loans Held for Sale	8,109	5,781	40.3%	10,624
Loans, Net of Unearned Income	1,650,626	1,412,349	16.9%	1,599,609
Allowance for Loan Losses	(20,116)	(18,230)	10.3%	(19,885)

Loans, net	1,630,510	1,394,119	17.0%	1,579,724
Premises and Equipment	39,557	31,992	23.6%	37,595
Goodwill and Acquisition Intangibles	68,310	62,786	8.8%	68,519
Mortgage Servicing Rights	176	279	(36.9)%	199
Other Assets	81,733	71,661	14.1%	82,991

Total Assets	$2,448,602	$2,115,811	15.7%	$2,414,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$218,859	$189,786	15.3%	$219,339
Interest-bearing Deposits	1,554,630	1,399,320	11.1%	1,546,606

Total Deposits	1,773,489	1,589,106	11.6%	1,765,945
Short-term Borrowings	192,000	143,000	34.3%	165,000
Securities Sold Under Agreements to Repurchase	44,453	19,590	126.9%	49,139
Long-term Debt	206,089	156,291	31.9%	206,512
Other Liabilities	12,409	12,655	(1.9)%	14,788

Total Liabilities	2,228,440	1,920,642	16.0%	2,201,384
Total Shareholders’ Equity	220,162	195,169	12.8%	213,552

Total Liabilities and Shareholders’ Equity	$2,448,602	$2,115,811	15.7%	$2,414,936

INCOME STATEMENT

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
Interest Income	$28,969	$25,161	15.1%	$108,610	$96,562	12.5%
Interest Expense	9,657	7,205	34.0%	33,982	28,929	17.5%

Net Interest Income	19,312	17,956	7.6%	74,628	67,633	10.3%
Provision for Loan Losses	1,425	1,552	(8.2)%	4,041	6,300	(35.9)%

Net Interest Income After Provision for Loan Losses	17,887	16,404	9.0%	70,587	61,333	15.1%
Service Charges	3,051	3,058	(0.2)%	12,317	11,683	5.4%
ATM Fees	538	430	25.1%	2,012	1,810	11.2%
Gain on Sale of Loans	735	866	(15.1)%	2,794	4,199	(33.5)%
Other Gains (Losses)	388	129	200.8%	918	601	52.7%
Other Noninterest Income	1,267	1,199	5.7%	5,176	4,771	8.5%

Total Noninterest Income	5,979	5,682	5.2%	23,217	23,064	0.7%
Salaries and Employee Benefits	7,289	7,017	3.9%	29,846	26,585	12.3%
Occupancy and Equipment	1,700	1,562	8.8%	6,834	6,273	8.9%
Amortization of Acquisition Intangibles	211	217	(2.8)%	885	781	13.3%
Other Noninterest Expense	4,240	4,321	(1.9)%	17,332	16,990	2.0%

Total Noninterest Expense	13,440	13,117	2.5%	54,897	50,629	8.4%
Income Before Income Taxes	10,426	8,969	16.2%	38,907	33,768	15.2%
Income Taxes	3,101	2,691	15.2%	11,568	10,216	13.2%

Net Income	$7,325	$6,278	16.7%	$27,339	$23,552	16.1%

Earnings Per Share, diluted	$1.01	$0.88	14.2%	$3.76	$3.42	9.9%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
ASSETS
Cash and Due From Banks	$39,343	$39,467	$59,721	$55,939	$49,586
Interest-bearing Deposits in Banks	22,207	12,921	16,295	19,348	14,949
Investment Securities	574,843	599,601	586,466	515,131	476,966
Mortgage Loans Held for Sale	12,209	8,488	9,375	11,493	6,479
Loans, Net of Unearned Income	1,627,276	1,566,672	1,496,990	1,429,152	1,407,634
Allowance for Loan Losses	(19,994)	(19,721)	(19,509)	(18,721)	(17,727)
Other Assets	189,576	187,944	180,308	169,056	163,471

Total Assets	$2,445,460	$2,395,372	$2,329,646	$2,181,398	$2,101,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$223,921	$212,931	$208,417	$190,067	$190,407
Interest-bearing Deposits	1,556,184	1,556,492	1,563,058	1,477,782	1,390,367

Total Deposits	1,780,105	1,769,423	1,771,475	1,667,849	1,580,774
Short-term Borrowings	171,522	181,658	127,380	108,698	124,375
Securities Sold Under Agreements to Repurchase	51,240	45,891	42,271	24,894	19,925
Long-term Debt	206,317	175,032	155,710	156,104	165,675
Other Liabilities	18,194	13,507	22,793	19,142	18,302

Total Liabilities	2,227,378	2,185,511	2,119,629	1,976,687	1,909,051
Total Shareholders’ Equity	218,082	209,861	210,017	204,711	192,307

Total Liabilities and Shareholders’ Equity	$2,445,460	$2,395,372	$2,329,646	$2,181,398	$2,101,358

INCOME STATEMENT

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest Income	$28,969	$28,047	$26,192	$25,402	$25,161
Interest Expense	9,657	8,816	8,073	7,436	7,205

Net Interest Income	19,312	19,231	18,119	17,966	17,956
Provision for Loan Losses	1,425	857	704	1,055	1,552

Net Interest Income After Provision for Loan Losses	17,887	18,374	17,415	16,911	16,404
Total Noninterest Income	5,979	5,857	5,825	5,556	5,682
Total Noninterest Expense	13,440	14,229	14,013	13,215	13,117

Income Before Income Taxes	10,426	10,002	9,227	9,252	8,969
Income Taxes	3,101	2,966	2,740	2,761	2,691

Net Income	$7,325	$7,036	$6,487	$6,491	$6,278

Earnings Per Share, basic	$1.09	$1.05	$0.96	$0.98	$0.96

Earnings Per Share, diluted	$1.01	$0.97	$0.88	$0.90	$0.88

Book Value Per Share	$32.03	$31.12	$29.74	$31.02	$29.28

Return on Average Assets	1.19%	1.17%	1.12%	1.20%	1.19%
Return on Average Equity	13.36%	13.34%	12.42%	12.75%	12.95%
Return on Average Tangible Equity	19.84%	20.23%	18.90%	19.07%	19.86%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	December 31,			September 30, 2004
	2004	2003	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$387,079	$338,965	14.2%	$379,716
Construction	33,031	50,295	(34.3)%	34,912

Total Residential Mortgage Loans	420,110	389,260	7.9%	414,628
Commercial Loans:
Real Estate	419,427	352,031	19.1%	397,710
Business	306,191	199,275	53.7%	275,390
Commercial Leases	1,423	1,745	(18.5)%	1,505

Total Commercial Loans and Leases	727,041	553,051	31.5%	674,605
Consumer Loans:
Indirect Automobile	222,480	229,636	(3.1)%	228,829
Home Equity	213,533	174,740	22.2%	211,088
Automobile	20,064	24,795	(19.1)%	21,630
Credit Card Loans	8,743	9,007	(2.9)%	8,093
Other	38,655	31,860	21.3%	40,736

Total Consumer Loans	503,475	470,038	7.1%	510,376

Total Loans Receivable	1,650,626	1,412,349	16.9%	1,599,609

Allowance for Loan Losses	(20,116)	(18,230)		(19,885)

Loans Receivable, Net	$1,630,510	$1,394,119		$1,579,724

ASSET QUALITY DATA

	December 31,			September 30, 2004
	2004	2003	% Change
Nonaccrual Loans	$4,455	$3,902	14.2%	$4,258
Foreclosed Assets	9	67	(86.6)%	30
Other Real Estate Owned	483	2,067	(76.6)%	787
Accruing Loans More Than 90 Days Past Due	1,209	1,220	(0.9)%	1,139

Total Nonperforming Assets (1)	$6,156	$7,256	(15.2)%	$6,214

Nonperforming Assets to Total Assets (1)	0.25%	0.34%	(26.7)%	0.26%
Nonperforming Assets to Total Loans + OREO (1)	0.37%	0.51%	(27.3)%	0.39%
Allowance for Loan Losses to Nonperforming Loans (1)	355.2%	355.9%	(0.2)%	368.4%
Allowance for Loan Losses to Nonperforming Assets (1)	326.8%	251.2%	30.1%	320.0%
Allowance for Loan Losses to Total Loans	1.22%	1.29%	(5.6)%	1.24%
Year to Date Charge-offs	$4,112	$4,782	(14.0)%	$2,564
Year to Date Recoveries	$1,370	$1,172	16.9%	$1,017

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS

	December 31,			September 30, 2004
	2004	2003	% Change
Noninterest-bearing DDA	$218,859	$189,786	15.3%	$219,339
NOW Accounts	532,584	449,938	18.4%	514,189
Savings and Money Market Accounts	393,772	350,295	12.4%	411,606
Certificates of Deposit	628,274	599,087	4.9%	620,811

Total Deposits	$1,773,489	$1,589,106	11.6%	$1,765,945

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2004		December 31, 2003
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$418,521	5.38%	$386,021	5.68%
Commercial Loans (TE) (1)	701,842	5.00%	548,968	4.99%
Consumer and Other Loans	505,446	6.58%	470,858	6.81%
Lease Financing Receivables	1,467	5.33%	1,787	5.47%

Total Loans	1,627,276	5.59%	1,407,634	5.79%

Mortgage Loans Held for Sale	12,209	5.18%	6,479	11.17%
Investment Securities (TE) (1)(2)	569,209	4.43%	473,572	4.12%
Other Earning Assets	46,917	2.65%	34,979	2.31%

Total Earning Assets	2,255,611	5.23%	1,922,664	5.33%
Allowance for Loan Losses	(19,994)		(17,727)
Nonearning Assets	209,843		196,421

Total Assets	$2,445,460		$2,101,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$522,299	1.27%	$427,501	0.88%
Savings and Money Market Accounts	407,978	0.79%	359,674	0.70%
Certificates of Deposit	625,907	2.53%	603,192	2.24%

Total Interest-bearing Deposits	1,556,184	1.65%	1,390,367	1.42%
Short-term Borrowings	222,762	1.70%	144,300	1.08%
Long-term Debt	206,317	4.22%	165,675	4.29%

Total Interest-bearing Liabilities	1,985,263	1.92%	1,700,342	1.67%
Noninterest-bearing Demand Deposits	223,921		190,407
Noninterest-bearing Liabilities	18,194		18,302

Total Liabilities	2,227,378		1,909,051
Shareholders’ Equity	218,082		192,307

Total Liabilities and Shareholders’ Equity	$2,445,460		$2,101,358

Net Earning Assets	$270,348		$222,322
Net Interest Spread	$19,312	3.31%	$17,956	3.66%
Tax-equivalent Benefit	$779	0.14%	$691	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$20,091	3.54%	$18,647	3.85%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Twelve Months Ended
	December 31, 2004		December 31, 2003
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$399,681	5.47%	$340,738	6.05%
Commercial Loans (TE) (1)	634,771	4.85%	509,732	5.25%
Consumer and Other Loans	494,348	6.57%	456,766	7.14%
Lease Financing Receivables	1,588	5.45%	1,902	5.44%

Total Loans	1,530,388	5.57%	1,309,138	6.12%

Mortgage Loans Held for Sale	10,391	5.00%	14,172	6.30%
Investment Securities (TE) (1)(2)	563,271	4.32%	434,767	3.91%
Other Earning Assets	39,986	2.21%	39,440	1.99%

Total Earning Assets	2,144,036	5.18%	1,797,517	5.50%
Allowance for Loan Losses	(19,488)		(16,491)
Nonearning Assets	213,598		183,669

Total Assets	$2,338,146		$1,964,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$510,187	1.10%	$358,327	0.91%
Savings and Money Market Accounts	403,331	0.77%	354,997	0.82%
Certificates of Deposit	624,959	2.42%	601,339	2.47%

Total Interest-bearing Deposits	1,538,477	1.55%	1,314,663	1.60%
Short-term Borrowings	188,589	1.38%	115,014	1.22%
Long-term Debt	173,386	4.26%	148,841	4.29%

Total Interest-bearing Liabilities	1,900,452	1.78%	1,578,518	1.83%
Noninterest-bearing Demand Deposits	208,887		183,478
Noninterest-bearing Liabilities	18,121		22,282

Total Liabilities	2,127,460		1,784,278
Shareholders’ Equity	210,686		180,417

Total Liabilities and Shareholders’ Equity	$2,338,146		$1,964,695

Net Earning Assets	$243,584		$218,999
Net Interest Spread	$74,628	3.40%	$67,633	3.67%
Tax-equivalent Benefit	$2,862	0.13%	$2,603	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$77,490	3.60%	$70,236	3.89%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For The Three Months Ended
	12/31/2004	09/30/2004	12/31/2003
Net Interest Income	$19,312	$19,231	$17,956
Effect of Tax Benefit on Interest Income	779	719	691

Net Interest Income (TE) (1)	20,091	19,950	18,647

Noninterest Income	5,979	5,857	5,682
Effect of Tax Benefit on Noninterest Income	244	239	220

Noninterest Income (TE) (1)	6,223	6,096	5,902

Total Revenues (TE) (1)	$26,314	$26,046	$24,549

Total Noninterest Expense	$13,440	$14,229	$13,117
Less Intangible Amortization Expense	(211)	(222)	(217)

Tangible Operating Expense (2)	$13,229	$14,007	$12,900

Return on Average Equity	13.36%	13.34%	12.95%
Effect of Intangibles (2)	6.48	6.89	6.91

Return on Average Tangible Equity (2)	19.84%	20.23%	19.86%

Efficiency Ratio	53.1%	56.7%	55.5%
Effect of Tax Benefit Related to Tax Exempt Income	(2.0)	(2.1)	(2.1)

Efficiency Ratio (TE) (1)	51.1%	54.6%	53.4%
Effect of Amortization of Intangibles	(0.8)	(0.8)	(0.9)

Tangible Efficiency Ratio (TE) (1) (2)	50.3%	53.8%	52.5%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.